Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Savara Inc. of our report dated March 7, 2024, relating the consolidated financial statements of Savara Inc., appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ RSM US LLP

Boston, Massachusetts

July 26, 2024